Exhibit 99.1

Citadel Broadcasting Corporation

FOR IMMEDIATE RELEASE

CITADEL BROADCASTING ANNOUNCES NEW BOARD MEMBER

Las Vegas, Nevada, March 2, 2007 — Citadel Broadcasting Corporation (NYSE:CDL) announced today that Michael J. Regan has been elected to the Board of Directors.

Mr. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40 year tenure with KPMG. Mr. Regan is a member of the board of managers of Allied Security Holdings LLC. He also is a director of Scientific Games Corporation and serves on its audit committee. Mr. Regan is a member of the Board of Trustees of Manhattan College. He is a graduate of Manhattan College and served four years as a naval officer.

“We are pleased to announce that Michael Regan has joined the Board of Directors. Mike is a highly respected and extremely talented executive,” said Farid Suleman, Chief Executive Officer of Citadel Broadcasting Corporation. “Mike’s extensive business experience combined with his knowledge of the broadcasting industry will bring incredible value to the Company.”

Mr. Regan commented, “I am excited to be a part of Citadel Broadcasting’s Board during this time in the Company’s history. Citadel has an excellent market position within the radio industry and I look forward to contributing to the Company’s achievements in the future.”

Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 165 FM and 58 AM radio stations in 46 markets, located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citadel Broadcasting Corporation’s filings with the Securities and Exchange Commission.

Contact: Citadel Broadcasting Corporation

                Patricia Stratford (212) 887-1665